UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 18, 2008

MOMENTIVE PERFORMANCE MATERIALS INC.

(Exact name of registrant as specified in its charter)

Delaware	333-146093	20-5748297
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

187 Danbury Road

Wilton, CT 06897

(Address of principal executive offices) (Zip Code)

Registrants’ telephone number, including area code: (203) 761-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

In connection with our issuance on December 4, 2006 of $765 million of 9 3/4% Senior Notes due 2014, €275 million of 9% Senior Notes due 2014, $300 million of 10 1/8%/10 7/8% Senior Toggle Notes due 2014 and $500 million of 11 1/2% Senior Subordinated Notes due 2016 (collectively, the “Notes”), we and the guarantors of the Notes entered into certain Registration Rights Agreements dated December 4, 2006 with the initial purchasers of the Notes (the “Registration Rights Agreements”), pursuant to which we and the guarantors agreed to cause a registration statement relating to an exchange offer for the Notes (the “Exchange Offer”) to be declared effective under the Securities Act of 1933 and to use commercially reasonable efforts to consummate the Exchange Offer by January 18, 2008 (the “Due Date”). Although the Registration Statement became effective on December 18, 2007 and the Exchange Offer was initiated on December 20, 2007, the Exchange Offer has not yet been consummated. As a result, pursuant to the terms of the Registration Rights Agreements and the Notes, until such time as the Exchange Offer is consummated, the interest rate under each of the Notes shall increase by 0.25% per annum during the 90-day period immediately following the Due Date, and shall increase by an additional 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such increases exceed 1% per annum in the aggregate. At such time as the Exchange Offer is consummated, the interest rate under each of the Notes shall be reduced to the original interest rate. We expect to consummate the Exchange Offer on January 23, 2008, one day following the expiration date of the Exchange Offer. We may, however, extend the expiration date of the Exchange Offer at our discretion.

The foregoing descriptions do not purport to be complete descriptions of the terms of the Registration Rights Agreements or the Notes, and the descriptions are qualified in their entirety by reference to the full text of the Registration Rights Agreements and the Notes, which are annexed as Exhibits 4.5 through 4.12 to our registration statement on Form S-4 filed on September 14, 2007.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTIVE PERFORMANCE MATERIALS INC.

By:	/s/ Douglas A. Johns
Name:	Douglas A. Johns
Title:	Secretary and General Counsel

Date: January 18, 2008

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